SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 13, 2011
BEAZER HOMES USA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	001-12822 (Commission File Number)	54-2086934 (IRS Employer Identification No.)
1000 Abernathy Road, Suite 1200
Atlanta Georgia 30328
(Address of Principal
Executive Offices)
(770) 829-3700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-10.1
EX-10.2
EX-10.3

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 14, 2011, Beazer Homes USA, Inc. (the “Company”) filed a Current Report on Form 8-K reporting that Allan P. Merrill was elected as President and Chief Executive Officer of the Company and Robert L. Salomon was elected Executive Vice President and Chief Financial Officer of the Company, both effective as of June 13, 2011.
On August 25, 2011, the Company entered into employment agreements with Mr. Merrill, Mr. Salomon, and, in connection with assuming additional responsibilities in June 2011, Kenneth F. Khoury, Executive Vice President, General Counsel and Chief Administrative Officer (the “Agreements”). Capitalized terms used herein are defined in the Agreements. Pursuant to the Agreements, each executive relinquished existing Change of Control agreements, and in the case of Mr. Merrill, an employment contract. The Agreements, which are effective as of June 13, 2011, and are virtually identical in non-economic terms, set forth the executives’ responsibilities, non-compete and non-solicitation obligations, confidentiality and intellectual property obligations and restrictions, termination provisions and severance payments, if any. Other than as described below, the Agreements do not provide for benefits or perquisites materially different from those available to other Company employees.
Mr. Merrill’s agreement provides for a base salary of $900,000, a target annual performance bonus opportunity of 150% of base salary and an equity award target of 250% of base salary. The agreements for Messrs. Salomon and Khoury each provide for a base salary of $450,000, a target performance bonus opportunity of 135% of base salary and an equity award target of 175% of base salary. Performance metrics and actual target opportunities for any given year remain within the discretion of the Compensation Committee of the Board of Directors. Although not part of the Agreements, the Compensation Committee voted to make a contribution to the Company’s Deferred Compensation Plan for the benefit of each executive as follows: Mr. Merrill, $100,000 and Messrs. Salomon and Khoury, $50,000 each. These contributions will be made in equal monthly installments over a one year period effective October 1, 2011 and are subject to several restrictions and limitations including the Committee’s right to decline to make any such contribution in the future.
The Agreements provide for a lump sum severance payment in the event of a Change of Control of the Company followed by a termination of the executive without Cause or a resignation for Good Reason. In such event the severance payment for Mr. Merrill would be $3,000,000 and for Messrs. Salomon and Khoury $1,500,000 each. Where there is no Change of Control, in the event of a termination without Cause or a resignation for Good Reason, each executive will receive severance payments, payable in equal installments over 12 months. The severance payment for Mr. Merrill in this situation would be $2,000,000 and for Messrs. Salomon and Khoury $1,000,000 each. The Agreements, each of which have four year terms, do not automatically renew at expiration of the term and no severance will be payable in the event any of the Agreements expire by its terms or the executive resigns without Good Reason. The Agreements do not entitle the executives to any extension or continuation of employee benefits after termination and there is no provision to “gross up” any tax payment for which the executive may be liable.
The above descriptions of the Agreements are qualified in their entirety by reference to the full text of the Agreements, copies of which are attached as Exhibits 10.1, 10.2 and 10.3 to this Form 8-K/A and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

10.1	Employment Agreement by and between Allan Merrill and the Company, effective as of June 13, 2011.

10.2	Employment Agreement by and between Robert L. Salomon and the Company, effective as of June 13, 2011.

10.3	Employment Agreement by and between Kenneth F. Khoury and the Company, effective as of June 13, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.
Date: August 29, 2011	By:	/s/ Kenneth F. Khoury
Kenneth F. Khoury
Executive Vice President, General Counsel and Chief Administrative Officer